EXHIBIT 99.1

NEWS RELEASE

PGTI Reports Third Quarter and Year-To-Date 2018 Results

Increasing 2018 Full Year Guidance on Strong Top-line Growth and Contribution from Western Windows Systems Acquisition

VENICE, Fla., November 1, 2018 – PGT Innovations, Inc. (NYSE: PGTI), a national leader in the premium window and door category, today announced financial results for its third quarter and year-to-date ended September 29, 2018.

Financial Highlights for Third Quarter 2018 versus Third Quarter 2017

●	Net sales of $199 million, an increase of $72 million, or 57 percent
●	Gross margin of 36.7 percent, compared to 31.3 percent
●	Net income of $13.6 million, compared to $6.3 million
●	Adjusted net income of $20.1 million, compared to $8.1 million
●	Net income per diluted share of $0.26, compared to $0.12
●	Adjusted net income per diluted share of $0.38, compared to $0.16

Financial Highlights for Year-To-Date 2018 versus Year-To-Date 2017

●	Net sales of $509 million, an increase of $132 million, or 35 percent
●	Gross margin of 34.9 percent, compared to 30.8 percent
●	Net income of $43.5 million, compared to $19.5 million
●	Adjusted net income of $51.4 million, compared to $22.1 million
●	Net income per diluted share of $0.83, compared to $0.38
●	Adjusted net income per diluted share of $0.98, compared to $0.43

"The third quarter was the start of an exciting new chapter for PGT Innovations.  We completed our first major out-of-state acquisition, Western Windows Systems, positioning PGTI as a national leader in the premium window and door space.  Also, to finance the acquisition, we successfully entered the bond market for the first time, achieving access to capital at an attractive fixed rate. Following the acquisition, we successfully executed an equity offering which allowed us to more quickly de-lever our balance sheet following the acquisition, providing us with more flexibility for other operational and strategic initiatives in the future.  We believe our execution of these transactions in the third quarter has put PGT Innovations in a strong position, and well-poised for continued growth," stated Jeff Jackson, President and Chief Executive Officer of PGT Innovations.

"PGT Innovations delivered another strong quarter with net sales of $199 million, up  $72 million, or 57 percent, driven by continued growth in our repair and remodel sector and inclusion of the post-acquisition sales of Western Windows Systems, which were $18.7 million," continued Jackson. "Organically, sales increased 42 percent, driven by continued strong demand for our flagship WinGuard impact-resistant products."

"Consistent with the second quarter of 2018, we achieved meaningful gross margin improvement versus prior year. The gross margin improvement of 5.4 percentage-points, as compared to the third quarter of 2017, is the result of our ability to leverage fixed costs, generate manufacturing and operating efficiencies, and implement price increases to offset cost inflation. The improvement was also due to gross margin accretion from the Western Windows Systems acquisition.  Additionally, for the second straight quarter, we achieved at least a 20 percent-of-sales adjusted EBITDA," continued Jackson.

Fiscal Year 2018 Outlook

Given increased product demand and solid execution, we are increasing our 2018 financial guidance. The revised guidance includes Western Window Systems sales for the post-acquisition period beginning on August 13, 2018.

PGT Innovations now expects its financial performance for the 2018 fiscal year to finish within the "Current Guidance" ranges shown in the table below:

Conference Call

PGT Innovations will host a conference call on Thursday, November 1, 2018, at 10:30 a.m. The conference call will be available at the same time through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

To participate in the teleconference, kindly dial into the call a few minutes before the start time: 877-883-0383 (U.S.) and 412-902-6506 (Canada and international). The conference ID is 2122753. A replay of the call will be available within approximately one hour after the end of the call on November 1, 2018, through November 15, 2018. To access the replay, dial 877-344-7529 (U.S.), 855-669-9658 (Canada) and 412-317-0088 (international) and refer to pass code 10125252.

You may also provide your contact information in advance by using the following link: https://hd.choruscall.com/?callme=true&passcode=2122753&info=company&r=true&b=16. At the time of the call, the phone number you provided will be automatically called and connected to the conference.

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows and doors. Its highly-engineered and technically-advanced products can withstand some of the toughest weather conditions on earth and are unify indoor and outdoor living spaces.

PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves and a drive to develop category-defining products. PGT Innovations is also the nation's largest manufacturer of impact-resistant windows and doors, holds the leadership position in its primary market, and is part of the S&P SmallCap 400 Index.

The PGT Innovations' family of brands include CGI®, PGT® Custom Windows & Doors, WinDoor®, Western Window Systems® and CGI Commercial®. The Company's brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. The Company's high-quality products are available in custom and standard sizes with multiple dimensions that allow for greater design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.

Forward-Looking Statements

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may," "expect," "expectations," "outlook," "forecast," "guidance," "intend," "believe," "could," "project," "estimate," "anticipate," "should" and similar terminology. These risks and uncertainties include factors such as:

•
the ability to successfully integrate the operations of Western Window Systems into our existing operations and the diversion of management's attention from ongoing business and regular business responsibilities to effect such integration;

•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, the Western Window Systems Acquisition;
•
the risk that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits from the Western Window Systems Acquisition may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;

•	disruption from the Western Window Systems Acquisition making it more difficult to maintain relationships with customers or suppliers of Western Window Systems;
•	our level of indebtedness, which increased in connection with the Western Window Systems Acquisition;
•
adverse changes in new home starts and home repair and remodeling trends, especially in the state of Florida, where the substantial portion of our sales are currently generated, and in the western United States, where the substantial portion of the sales of Western Window Systems' operations are generated, and in the U.S. generally;

•
macroeconomic conditions in Florida, where the substantial portion of our sales are generated, and in California, Texas, Arizona, Nevada, Colorado, Oregon, Washington and Hawaii, where the substantial portion of the sales of Western Window Systems are currently generated, and in the U.S. generally;

•	raw material prices, especially for aluminum, glass and vinyl, including, price increases due to the implementation of tariffs and other trade-related restrictions;
•	our dependence on a limited number of suppliers for certain of our key materials;
•	sales fluctuations to and changes in our relationships with key customers;
•
in addition to the Western Window Systems Acquisition, our ability to successfully integrate businesses we may acquire, or that any business we acquire may not perform as we expected at the time we acquired it;

•	increases in transportation costs, including due to increases in fuel prices;
•	our dependence on our impact-resistant product lines and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;
•	product liability and warranty claims brought against us;
•	federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;
•	our dependence on our limited number of geographically concentrated manufacturing facilities;
•
risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by "hackers" and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended; and

•	The risks and uncertainties discussed under Part II, Item 1A, "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding: (1) demand for our products going forward, including the demand for our impact-resistant products and the products of Western Window Systems; (2) our ability to continue to leverage fixed costs in a favorable manner; (3) our ability to continue to achieve manufacturing and operational efficiencies; (4) the favorable impact that the increase in our product prices may have on our performance, and our ability to take future price increases to offset further increases in our costs; (5) the Company's ability to continue to grow its sales and earnings going forward (6) our ability to position ourselves as a national leader in the premium window and door market, and our performance in that market; (7) our ability to identify and complete operational and strategic initiatives in the future, and the results of any such initiatives; and (8) our financial and operational performance for our 2018 fiscal year, including our updated "Fiscal Year 2018 Outlook" set forth in this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances from the date of this press release.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the Company's future earnings potential. However, these measures do not provide a complete picture of our operations.

Adjusted EBITDA consists of net income, adjusted for the items included in the accompanying reconciliation. We believe that adjusted EBITDA provides useful information to investors and analysts about the Company's performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the actual funds generated from operations or available for capital investments.

Our calculations of adjusted net income, adjusted net income per share, and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

SOURCE: PGT Innovations, Inc.

PGT Innovations Contacts:

Investor Relations:
Brad West, 941-480-1600
Senior Vice President and CFO
BWest@PGTInnovations.com

Media Relations:
Danielle Mikesell, 941-480-1600
Senior Vice President, Marketing & Innovation
DMikesell@PGTInnovations.com

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017

Net sales	$199,084	$126,876	$508,606	$376,981
Cost of sales	126,086	87,128	330,888	260,941
Gross profit	72,998	39,748	177,718	116,040
Selling, general and administrative expenses	44,055	24,950	105,293	72,385
Gains on transfers of assets	-	-	(2,551)	-
Income from operations	28,943	14,798	74,976	43,655
Interest expense, net	11,741	5,514	19,393	14,992
Debt extinguishment costs	296	-	3,375	-
Income before income taxes	16,906	9,284	52,208	28,663
Income tax expense	3,335	2,992	8,749	9,117
Net income	$13,571	$6,292	$43,459	$19,546

Basic net income per common share	$0.26	$0.13	$0.86	$0.40

Diluted net income per common share	$0.26	$0.12	$0.83	$0.38

Weighted average common shares outstanding:
Basic	51,682	49,629	50,619	49,455

Diluted	53,068	51,809	52,378	51,670

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	September 29,	December 30,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$32,159	$34,029
Accounts receivable, net	92,537	60,308
Inventories	46,477	37,816
Contract assets, net	14,026	-
Prepaid expenses, other current assets and assets held for sale	12,690	12,363
Total current assets	197,889	144,516

Property, plant and equipment, net	113,076	84,133
Intangible assets, net	275,917	115,043
Goodwill	272,439	108,060
Other assets, net	1,217	1,367
Total assets	$860,538	$453,119

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$69,943	$41,085
Current portion of long-term debt	238	294
Total current liabilities	70,181	41,379

Long-term debt, less current portion	373,910	212,679
Deferred income taxes, net	23,136	22,772
Other liabilities	16,963	964
Total liabilities	484,190	277,794

Total shareholders' equity	376,348	175,325
Total liabilities and shareholders' equity	$860,538	$453,119

PGT INNOVATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income (2)	$13,571	$6,292	$43,459	$19,546
Reconciling items:
Debt extinguishment costs (2)	296	-	3,375	-
Facility and equipment relocation costs (3)	-	-	435	-
Gains on transfers of assets
under Cardinal APA (4)	-	-	(2,551)	-
Transaction-related costs and effects (5)	3,145	-	4,144	-
Hurricane Irma-related costs (6)	-	1,091	-	1,091
Management reorganization costs (7)	-	-	-	715
WinDoor transition costs (8)	-	693	-	693
Write-offs of deferred lenders fees and
discount relating to debt prepayments (9)	5,297	980	5,297	980
Thermal Plastic System start-up costs (10)	-	-	-	517
Tax effect of reconciling items	(2,255)	(975)	(2,758)	(1,410)
Adjusted net income	$20,054	$8,081	$51,401	$22,132
Weighted-average diluted shares (2)	53,068	51,809	52,378	51,670
Adjusted net income per share - diluted	$0.38	$0.16	$0.98	$0.43
Reconciliation to Adjusted EBITDA (1):
Depreciation and amortization expense	$6,401	$5,054	$15,850	$14,320
Interest expense, net	11,741	5,514	19,393	14,992
Income tax expense	3,335	2,992	8,749	9,117
Reversal of tax effect of reconciling items for
adjusted net income above	2,255	975	2,758	1,410
Reconciling item included in interet expense, net	(5,297)	(980)	(5,297)	(980)
Stock-based compensation expense (11)	1,345	531	2,543	1,568
Adjusted EBITDA	$39,834	$22,167	$95,397	$62,559
Adjusted EBITDA as percentage of net sales	20.0%	17.5%	18.8%	16.6%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed November 1, 2018.

(2) Represents debt extinguishment costs of $3.1 million recognized in the first quarter of 2018 relating to the Company's second refinancing and second amendment of the 2016 Credit Agreement on March 16, 2018, and $296 thousand in the third quarter relating to changes in lender positions under the revolving credit portion of the 2016 Credit Agreement. We repriced and amended our 2016 Credit Agreement for the first time on February 17, 2017. However, because there were no changes in lender positions in the first action, it did not result in any lender positions being considered as modified or extinguished. Therefore, there was no charge for debt extinguishment costs in the three or nine months ended September 30, 2017.

(3) Represents costs associated with planned relocation of the CGI Windows & Doors manufacturing operations to its new facility in Miami, FL, and costs associated with machinery and equipment relocations within our glass plant operations in Venice, FL as the result of our planned disposal of certain glass manufacturing assets to Cardinal Glass Industries. Of the $435 thousand, $416 thousand is classified within cost of sales during the nine months ended September 29, 2018, with the remainder classified within selling, general and administrative expenses.

(4) Represents gains from sales of assets to Cardinal LG Company (Cardinal) under an Asset Purchase Agreement (APA) dated September 22, 2017. Pursuant to the terms of the APA, which required us to transfer assets to Cardinal in phases, during the second quarter of 2018, we made transfers of assets to Cardinal which had a net book value totaling $3.2 million and fair value totaling $5.8 million, resulting in the recognition of gains totaling $2.6 million, classified as gains on transfers of assets in the nine months ended September 29, 2018.

(5) Represents costs and other effects relating to our acquisition of Western Window Systems, which we announced on July 24, 2018 and completed on August 13, 2018. Of the $3.1 million in the three-months ended and $4.1 million in the nine months ended September 29, 2018, $2.8 million and $3.8 million, respectively, relates to transaction-related costs classified within selling, general and administrative expenses. The remaining $392 thousand in both periods relates to an opening balance sheet inventory valuation adjustment which is classified within cost of sales in the three and nine month ended September 29, 2018.

(6) Represents community outreach costs, recovery-related expenses and other disruption costs caused by Hurricane Irma in early September 2017, of which $345 thousand is classified within cost of sales, and $746 thousand is classified within selling, general and administrative expenses in the three and nine months ended September 30, 2017.

(7) Represents costs associated with planned changes in our management structure in the first quarter of 2017, directed towards maximizing the effectiveness and efficiency of the Company's leadership team, classified within selling, general and administrative expenses in the nine months ended September 30, 2017.

(8)  Represents costs relating to operating inefficiencies caused by changes in WinDoor's leadership and its supply chain for glass, of which $645 thousand is classified within cost of sales in the three and nine months ended September 30, 2017, and the remainder classified within selling, general and administrative expenses.

(9)  In 2018, represents non-cash charges from write-offs of deferred lenders fees and discount relating to the prepayment of $152.0 million of borrowings outstanding under the term loan portion of the 2016 Credit Agreement, included in interest expense, net, in the three and nine months ended September 29, 2018, using proceeds from the issuance of 7 million shares of Company common stock in the 2018 Equity Offering. In 2017, represents non-cash charges from write-offs of deferred lenders fees and discount relating to voluntary prepayments of borrowings outstanding under the term loan portion of the 2016 Credit Agreement totaling $20.0 million made during the 2017 third quarter, included in interest expense, net, in the three and nine months ended September 30, 2017.

(10)  Represents costs incurred in January and February 2017 associated with the start-up of our second Thermal Plastic Spacer system insulated glass line, all of which is classified within cost of sales in the nine months ended September 30, 2017.

(11)  Beginning in 2018, we updated our reporting of adjusted EBITDA to exclude non-cash stock-based compensation expense. Prior periods have been revised to reflect this change for consistency of comparisons.